Exhibit 99.1

WARNER MUSIC GROUP CORP. ANNOUNCES

QUARTERLY CASH DIVIDEND

Lava Restructuring Completed

NEW YORK, October 3, 2005 – The Board of Directors of Warner Music Group Corp. (NYSE: WMG) today declared a quarterly dividend of $0.13 per share of common stock, representing an aggregate quarterly dividend of approximately $19.3 million (based on outstanding shares of 148,455,312.724 as of September 30, 2005). The dividend is payable on November 23, 2005 to stockholders of record as of the close of business on October 24, 2005.

As previously announced, the Company intends to continue paying quarterly dividends on its outstanding common stock in an amount not to exceed $80 million per year in the aggregate. The Board will evaluate whether to pay a dividend on a quarterly basis and will base its decisions on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors the Board of Directors may deem relevant.

Lava Restructuring

On August 17, 2005, Warner Music Group Corp. announced that Jason Flom had resigned as The Atlantic Records Group Chairman and CEO and that Lava Records LLC, a joint venture between an affiliate of Mr. Flom and Atlantic, would become a wholly owned unit within The Atlantic Records Group. The integration of Lava Records into The Atlantic Records Group began in September 2005 and its operations have now been combined within Atlantic to create a consolidated team. As part of this process, a small number of Lava employee positions have been eliminated. As a result of the resignation of Mr. Flom and the integration of Lava operations into the operations of Atlantic, the Company expects to incur one-time charges of approximately $25-$30 million during the fourth quarter of fiscal 2005, of which approximately $20 million will be non-cash charges for the write-off of amounts paid to Mr. Flom in 2002 as part of the transaction that formed Lava Records.

About Warner Music Group

Warner Music Group (WMG) became the only stand-alone music company to be publicly traded in the United States in May 2005. With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of the best-known record labels in the music industry including Atlantic, Bad Boy, Elektra, Lava, Maverick, Nonesuch, Reprise, Rhino, Sire, Warner Bros. and Word. Warner Music International, a leading company in national and international repertoire operates through numerous international affiliates and licensees in more than 50 countries. Warner Music Group also includes Warner/Chappell Music, one of the world’s leading music publishers, with a catalog of more than one million copyrights worldwide. For more information about Warner Music Group, visit our corporate website at www.wmg.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995: This communication includes forward-looking statements that reflect the current views of Warner Music Group about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements, including statement regarding our intentions to continue paying quarterly dividends or the actual amount of the charge we will incur as a result of the resignation of Mr. Flom and the integration of Lava operations into the operations of Atlantic, because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations.

Media Contact:

Will Tanous

(212) 275-2244

Will.Tanous@wmg.com

Investor Contact:

Jill Krutick

(212) 275-4790

jill.krutick@wmg.com